Hill International to Acquire James R. Knowles (Holdings) PLC

MARLTON, N.J., Jul 21, 2006 (BUSINESS WIRE) -- Hill International, Inc. (Nasdaq:HINT), the worldwide construction consulting firm, announced today that the boards of directors of Hill and James R. Knowles (Holdings) PLC (LSE:JRK.L), a United Kingdom-based firm that provides technical consulting and dispute resolution services to the engineering and construction industry worldwide, have unanimously approved the terms of a recommended cash offer to be made by a wholly-owned subsidiary of Hill for all of the issued shares of Knowles at a price of 33 pence ($0.61) per share in cash. Hill's offer values all of the issued shares of Knowles at approximately GBP 7.0 million ($13.0 million).

The last trading price of Knowles' shares yesterday on the AIM market of the London Stock Exchange was 29.5 pence per share. The shares have traded in a 52-week range of between 20 and 37.5 pence.

Hill has already received commitments from the holders of 16,953,750 Knowles shares (or approximately 80.08% of Knowles' 21,171,853 issued shares) that they will be tendered to Hill in response to the offer. Of those shares, 14,702,375 Knowles shares (or approximately 69.44% of all issued shares) are held by Knowles' directors and affiliated parties and one further shareholder, and must be tendered to Hill regardless of any possible competing offer. The remaining commitments, for a further 2,251,375 Knowles shares (or approximately 10.63% of all issued shares), will cease to be binding if a competing offer is made for Knowles shares at a price per share that is more than 10% higher than Hill's offer.

Hill's offer is conditioned upon, inter alia, receiving no less than 80% of all of Knowles issued shares, or such lower percentage as Hill may determine during the offer. With 75% or more of Knowles shares tendered, application may be made, subject to certain conditions, for the cessation of the trading of Knowles shares from the AIM market of the London Stock Exchange. With 90% or more of Knowles shares tendered, Hill may acquire on a compulsory basis any remaining Knowles shares on the same terms as the offer.

For its financial year ended July 31, 2005, Knowles reported turnover, or revenue, of GBP 30.2 million ($55.9 million), as compared to GBP 31.3 million ($57.9 million) for the same period in 2004, and profit before taxation of GBP 41,000 ($76,000) in 2005 as compared to GBP 486,000 ($899,000) in 2004. As of July 31, 2005, Knowles had net assets, or shareholders' equity, of GBP 4.6 million ($8.5 million).

For the six months ended January 31, 2006, Knowles' unaudited results consisted of turnover of GBP 14.9 million ($27.6 million), as compared to GBP 14.7 million ($27.2 million) for the same period in 2005, and a loss before taxation of GBP 391,000 ($723,000) for such 2006 period, as compared to a profit before taxation of GBP 44,000 ($81,000) for the same period in 2005. As of January 31, 2006, Knowles had net assets of GBP 4.3 million ($8.0 million).

Hill's management believes that numerous synergies exist between the companies and anticipates that consolidation benefits will be achieved within the enlarged group. Hill also expects that cost savings can be realized from the combination of the two companies. Specifically, cost savings are expected from the cessation of trading of Knowles shares on the AIM market of the London Stock Exchange and also Knowles' Executive Chairman, J. Roger Knowles, has agreed to resign upon consummation of the transaction and he is not expected to be replaced. It is anticipated that Brian S. Quinn, Knowles' Chief Executive Officer, and Charlotte L. Parsons, Knowles' Finance Director, will remain with the company following its acquisition by Hill.

Irvin E. Richter, Hill's Chairman and Chief Executive Officer, stated, "Knowles has earned an enviable reputation in the worldwide construction claims industry, and created an impressive network of strategic office locations around the world. We believe that Knowles offers Hill a unique and cost-effective opportunity to enter new geographic markets, strengthen our position in overlapping locations, and capture a global leadership position in construction claims. The combination of our firms also gives us the opportunity to broaden the services Knowles offers to its clients as a result of Hill's expertise in construction project management."

J. Roger Knowles, founder and Executive Chairman of Knowles, stated, "When we began the process of seeking a strategic buyer for my stake in Knowles in December 2005, our strategic objectives were to maximize shareholder value and find a buyer that would uphold the reputation and relationships that we have developed over the last 33 years. I believe that both of those objectives have been achieved. Hill and Knowles share a similar, results-based, customer-centric corporate culture, a complementary suite of service offerings, and considerable global market coverage. As a result, I expect a smooth integration of our businesses."

In connection with this transaction, Knowles is being advised by Brewin Dolphin Securities Ltd. and the law firm of Halliwells LLP. Hill is being advised by Ernst & Young LLP and the law firm of Taylor Wessing.

Knowles, headquartered in Daresbury, UK, provides technical consulting and dispute resolution services to the engineering and construction industry worldwide. Knowles' nearly 350 employees operate out of 36 offices in the United Kingdom, Western Europe, the Middle East, Southeast Asia, Australia, Canada and the United States. For more information on Knowles, please visit their website at www.jrknowles.com.

Hill International, with over 1,000 employees in 26 offices worldwide, provides program management, project management, construction management, and construction claims services. Engineering News-Record magazine recently ranked Hill as the 17th largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, overall economic and market conditions, competitors' and clients' actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in Hill's filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by Hill is only a statement of management's belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management's belief, and Hill does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise. All U.S. dollar amounts contained in this press release are based upon exchange rates as of July 20, 2006. (HINT-G)

SOURCE: Hill International, Inc.

Hill International, Inc.
John P. Paolin, 856-810-6210
johnpaolin@hillintl.com
or
The Equity Group Inc.
Devin Sullivan, 212-836-9608

Copyright Business Wire 2006

News Provided by COMTEX